130
120
110
100
90
80
70
If index breaches this barrier, return of Initial Investment
Highest Level Reached
Lowest Level Reached
If index breaches this barrier, return of Initial Investment
1
51
101
151
201
251
301
351
401
451
501

Total Absolute Return

Indicative Terms*
1. If the Index has not closed at any time during the Observation Period above
121%-123%¹
or below
77%-79%¹
of the initial value on the
Trade Date:
Holders will receive 100% of Principal plus the maximum absolute value of SPX performance reached during the
Observation Period (“Highwater Mark” or “Absolute Index Return”). The maximum absolute value of SPX is the largest percentage return (positive or negative) reached from the Trade Date to the Final Valuation Date.
2. If the Index has closed during the Observation Period above
121%-123%¹
or below
77%-79%¹
of the initial value on the Trade Date:
Holders will receive 100% of Principal at maturity
Hypothetical Payoff Examples
Return Profile
100% 80%
70%
110% 100%
100% 115% 90%
135%
100%
115% 95%
85%
110% 100%
120% 115% 90%
120%
100%
Payoff at
Maturity
Final
S&P 500 ®
Value
Lowest
Value
Reached
Highest
Value
Reached
Initial
S&P 500 ®
Value
100%
Principal Protected Absolute Return Barrier Notes with
Contingent Highwater Mark Absolute Return
Linked to the S&P 500
®
Index
Lower Index
Barrier
Upper Index
Barrier
Maximum Upside in Up or Down Market
M-note with Highwater Mark
Highwater Mark Hypothetical
Maturity Payoff
Days
* Before you invest, you should read the offering documents for this transaction in its entirety, as discussed in “The Additional Terms Specific to the Notes”
5252M0CP0 CUSIP
February 24, 2010
March 1, 2010
Final Valuation Date
Maturity Date
February 29, 2008
Settlement Date
February 26, 2008
Trade Date
Daily – Exchange Close
The period starting on (and
including) the Trade Date and
ending on (and including) the
Final Valuation Date
Observations
Observation Period
77-79% of initial value¹
Lower Index Barrier
121-123% of initial value¹
Upper Index Barrier
100%
21-23%¹
Principal Protection
Absolute Return Barrier
2 Years
Maturity
S&P 500
®
Index
(“SPX” or the “Index”)
Underlying Index
The 100% Principal Protected
Absolute Return Barrier Notes
with Contingent Highwater Mark
Absolute Return Linked to the
S&P 500
®
Index (the “Notes”)
provide an opportunity to
potentially hedge your exposure to
equity securities, as represented by
the S&P 500
®
Index while
benefiting from moderately
positive or negative returns of the
Index.
Summary Description
S&P 500 Barrier
1 To be determined on the Trade Date
Term sheet no. 1 to
Prospectus dated May 30, 2006
Prospectus supplement dated May 30, 2006
Preliminary Terms and Conditions dated February 5, 2008
Product supplement no. 970-I dated February 5, 2008
Underlying supplement no. 100 dated January 28, 2008
Registration Statement no. 333-134553
Dated February 7, 2008
Rule 433
LEHMAN BROTHERS - Structured Investments Americas

THE ADDITIONAL TERMS SPECIFIC TO THE NOTES
Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and
Exchange Commission, or SEC, for this offering. Before you invest, you should read the Preliminary Terms and Conditions together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-
term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 970-I
(which supplements the description of the general terms of the Notes) and underlying supplement no. 100 (which describes the Index, including risk factors specific to it). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 970-I, underlying supplement no. 100, the Preliminary Terms and Conditions , any
other relevant terms supplement and any relevant free writing prospectus for complete details. The Preliminary Terms and
Conditions, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous communications concerning the Notes. To the extent that there are any inconsistencies among the documents listed below, the Preliminary Terms and Conditions shall supersede product supplement no. 970-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 970-I and “Risk Factors” in the accompanying underlying supplement no. 100, as the Notes involve risks not associated with conventional debt securities.
We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Preliminary Terms and Conditions dated February 5, 2008:
http://www.sec.gov/Archives/edgar/data/806085/000119312508020850/dfwp.htm
• Product supplement no. 970-I dated February 5, 2008:
http://www.sec.gov/Archives/edgar/data/806085/000119312508020601/d424b2.htm
• Underlying supplement no. 100 dated January 28, 2008:
http://www.sec.gov/Archives/edgar/data/806085/000119312508013371/d424b2.htm
• MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm
• Base prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm
Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request them by calling your Lehman Brothers sales representative or 1-888-
603-5847.
100%
Principal Protected Absolute Return Barrier Notes with
Contingent Highwater Mark Absolute Return
Linked to the S&P 500
®
Index
LEHMAN BROTHERS - Structured Investments Americas

Select Risk Factors
100%
Principal Protected Absolute Return Barrier Notes with
Contingent Highwater Mark Absolute Return
Linked to the S&P 500
®
Index
LEHMAN BROTHERS - Structured Investments Americas
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the stocks included in the Index. These risks are explained in more detail in the “Risk Factors” section of product supplement no. 970-I and in the “Risk Factors” section of underlying supplement no. 100 and in the
“Risk Factors” section of the MTN prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.
No Principal Protection Unless You Hold the Notes To Maturity: The Notes are not designed to be short-term trading instruments. You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection. YOU SHOULD
BE WILLING TO HOLD YOUR NOTES TO MATURITY.
Market Risk: Amounts payable on the Notes, as well as their market value, will depend on (i) the Absolute Index Return and (ii)
whether the Index closing level is above the Upper Index Barrier or below the Lower Index Barrier at any time during the
Observation Period. As a result, the market value of the Notes at any time during the term of the Notes will depend on (i) the then current Index closing level, (ii) the expected volatility of the Index and (iii) the historical closing levels of the Index during the
Observation Period.  IF THE INDEX CLOSES EITHER ABOVE THE UPPER INDEX BARRIER OR BELOW THE LOWER
INDEX BARRIER ON ANY TRADING DAY DURING THE OBSERVATION PERIOD, THE PERFORMANCE OF THE INDEX
AFTER THAT TRADING DAY WILL BE ENTIRELY IRRELEVANT TO YOUR RETURN, AND YOU WILL RECEIVE ONLY
THE FULL PRINCIPAL AMOUNT OF YOUR NOTES ON THE MATURITY DATE.
The Notes Might Not Pay More Than the Principal Amount: You may receive a lower return on your investment than you would receive by investing in any of the stocks underlying the Index or contracts related to the Index. If the Index closing level is above the
Upper Index Barrier or below the Lower Index Barrier during the Observation Period, you will receive only the principal amount of your Notes.
The Absolute Return Barrier Limits Your Potential Return: The appreciation potential of the Notes is limited to the Absolute
Return Barrier percentage of 21.00% to 23.00% (to be determined on the Trade Date), regardless of the performance of the
Index. The appreciation potential of the Notes is limited to the Absolute Return Barrier.
No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks underlying the Index would have.
Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity of the Notes is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE
WILLING TO HOLD YOUR NOTES TO MATURITY.
Dealer Incentives: We and our affiliates act in various capacities with respect to the Notes. Lehman Brothers Inc. and others of our affiliates may act as principals, agents or dealers in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell the Notes instead of other investments. The Preliminary Terms and Conditions describes the amount of compensation we will pay per $1,000 principal amount Note to the principals, agents and dealers in connection with the distribution of the Notes.

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the
Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade your Notes in the secondary market may be limited.
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the calculation agent and other affiliates of ours have economic interests that are potentially adverse to your interests as an investor in the Notes.
We Are One of the Companies That Make Up the S&P 500
®
Index: We are one of the companies that make up the S&P 500®
Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the S&P 500
®
Index and the value of the Notes.
We Cannot Control Actions by the Other Companies Whose Stocks or Other Equity Securities are Represented in the S&P
500
®
Index: We are not affiliated with any of the other companies whose stock is represented in the S&P 500
®
Index. As a result,
we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your Notes. None of the money you pay us will go to any of the companies represented in the S&P 500
®
Index, and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.
We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are
Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the
Index closing level or the Value of the Notes: We, our affiliates and our agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, and we, our affiliates and our agents may from time to time express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and our agents may have published research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes.
Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the Index closing level on any trading day and the historical performance of the Index during the Observation Period, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 970-I.
Tax Treatment: You should consider the tax consequences of investing in the Notes and you should consult your own tax advisor about your own tax situation before investing in the Notes.
Creditworthiness of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.
LEHMAN BROTHERS - Structured Investments Americas
100%
Principal Protected Absolute Return Barrier Notes with
Contingent Highwater Mark Absolute Return
Linked to the S&P 500
®
Index
Select Risk Factors (cont.)